Exhibit 99.1
News Release
ACI Worldwide, Inc. Reports Financial
Results for the Quarter and Year Ended December 31, 2010
OPERATING HIGHLIGHTS
•	Full year diluted EPS of $0.80, an increase of 40% over prior year

•	The most significant sales year in ACI’s 35-year history with $525 million in deals closed

•	Achieved record quarterly revenue of $141.2 million

•	Quarterly Operating Income and Operating EBITDA growth of 22%

	Quarter Ended			Year Ended
		Better /	Better /		Better /	Better /
		(Worse)	(Worse)		(Worse)	(Worse)
	Quarter ended	Quarter ended	Quarter ended	Year ended	Year ended	Year ended
$ MMs	Dec 31, 2010	Dec 31, 2009	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009	Dec 31, 2009
Diluted EPS	$0.80	$0.23	40%	$0.80	$0.23	40%
Revenue	$141.2	$15.3	12%	$418.4	$12.6	3%
Operating Income	$42.8	$7.8	22%	$53.6	$12.0	29%
Operating EBITDA	$51.7	$9.4	22%	$87.8	$14.9	20%
(NEW YORK — February 15, 2011) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended December 31, 2010. We will hold a conference call on February 15, 2011, at 8:30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“2010 was a year in which ACI began to accelerate along its profitability curve. We achieved solid growth in revenue over the prior year and extraordinary growth in sales as customers purchased global or multi-country product offerings. Critically, we achieved a 260 basis point improvement in operating income profitability. Our 60-month backlog of committed and renewable client bookings continues to grow nicely and we anticipate another good year in 2011, characterized by continued progress on global account deals, better products with faster and improved services implementations and more incremental growth in profitability and EBITDA margin,” said Chief Executive Officer Philip Heasley.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $174.8 million which was an increase of $4.7 million, or 3%, as compared to the December 2009 quarter. The stronger quarter was driven by a large UK merchant acquirer renewal, a new Japanese BASE24-eps payment hub customer, an Italian processor and Americas bank renewals with add-on sales including those which are sizable BASE24-eps migrations. Notable changes in the mix of sales compared to last year’s quarter included a rise of $17.1 million in new application sales.
On an annual basis, sales bookings rose by $100.6 million to total $525.2 million in fiscal year 2010 as compared to $424.6 million for the twelve months ended December 31, 2009. The positive variance was driven by a rise of $78.5 million in term extension sales as well as $34.7 million in add-on sales.
Revenues
Revenue was $141.2 million in the quarter ended December 31, 2010, an increase of $15.3 million, or 12%, over the prior-year quarter revenues. The rise in revenue over the prior-year quarter reflects higher monthly recurring revenue of $16.7 million. Deferred revenue increased $15.1 million over the prior-year quarter.
Revenue for the twelve months ended December 31, 2010 was $418.4 million, an increase of $12.6 million, or 3%, over revenues of $405.8 million for the twelve months ended December 31, 2009. Revenue growth is largely attributed to higher monthly recurring revenues during the 2010 period as compared to the prior-year.
Backlog
As of December 31, 2010, our estimated 60-month backlog was $1.566 billion, an increase of $54 million as compared to $1.512 billion at December 31, 2009. The increase was primarily attributable to the larger average deal size signed during calendar 2010. As of December 31, 2010, our 12-month backlog was $381 million, an increase of $26 million as compared to $355 million for the quarter ended December 31, 2009.

Operating Expenses
Operating expenses were $98.4 million in the December 2010 quarter compared to $90.9 million in the December 2009 quarter, a rise of $7.5 million, or 8%. Operating expense rise was led primarily by increased advertising and promotions expense and higher than normal deferred services cost recognition as well as by higher reserves taken for bad debt expense.
Operating expenses for the year ended December 31, 2010 were $364.8 million, a rise of $0.6 million or essentially flat as compared to $364.2 million for the prior-year ended December 31, 2009. Operating expense variances year-over-year were led primarily by a $9.1 million reduction in general and administrative costs which was offset by a rise of $8.8 million in selling and marketing costs associated with more robust sales during 2010. Maintenance and services expense rose $4.2 million year-over-year primarily due to higher personnel costs and the release of deferred costs associated with project implementations whereas research and development expenses decreased $3.4 million over prior-year, largely due to lower contractor and personnel costs.
Operating Income
Operating income was $42.8 million in the December 2010 quarter, an increase of approximately $7.8 million or 22%, as compared to operating income of $35.0 million in the December 2009 quarter.
Operating income for the fiscal year ended December 31, 2010 was $53.6 million, an improvement of $12.0 million or 29%, over $41.6 million of operating income for the fiscal year ended December 31, 2009.
Liquidity
We had $171.3 million in cash on hand at December 31, 2010. Cash on hand increased $27.4 million as compared to September 30, 2010 primarily as a result of strong cash collections. As of December 31, 2010, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $28.0 million as compared to $29.8 million for the December 2009 quarter. OFCF for the twelve months ended December 31, 2010 was $62.8 million, a rise of $32.5 million over the twelve months ended December

31, 2009. The improvement in OFCF was driven by higher operating income as well as by continued strong accounts receivable collections year-over-year.
Other Expense
Other expense for the quarter was $0.4 million, compared to other expense of $2.8 million in the December 2009 quarter. The improvement in other expense versus the prior-year quarter resulted primarily from a $1.1 million positive variance in foreign exchange losses and $0.6 million positive variance in interest expense.
On an annual basis, other expense for the twelve months ended December 31, 2010 was $4.9 million as compared to other expense of $8.5 million for the twelve months ended December 31, 2009. The improvement was led by $2.1 million positive variance in foreign exchange losses as well as the expiration of the fair value interest rate swap which resulted in an improvement of $1.5 million in the non-cash loss attributed to the swap.
Taxes
Income tax expense in the quarter was $15.3 million, or a 36% effective tax rate, compared to $12.6 million, or a 39% effective tax rate, in the prior year quarter. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of certain intellectual property rights outside the United States.
Income tax expense for the year ended December 2010 was $21.5 million or a 44% effective tax rate, as compared to $13.5 million, or a 41% effective tax rate, for the prior year ended December 2009. The effective tax rate for both years was higher than the U.S. effective tax rate of 35% due to the inability to recognize income tax benefits during the period resulting from losses sustained in certain tax jurisdictions. The year-over-year increase in the effective tax rate was largely due to a 2009 beneficial release of a $1.6 million tax reserve which did not recur in calendar 2010.
Net Income and Diluted Earnings Per Share
Net income for the quarter and year ended December 31, 2010 was $27.1 million, compared to net income of $19.6 million during the same periods last year, an increase of $7.5 million or 39%.

Earnings per share for the quarter and year ended December 2010 was $0.80 per diluted share, a rise of 40% compared to $0.57 per diluted share during the same period last year. The improvement was largely due to stronger revenue, flat expenses, a reduction in foreign exchange losses and the expiration of the interest rate swap.
Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 33.7 million for the quarter and 33.9 million for the year ended December 31, 2010 as compared to 34.2 million shares outstanding for the quarter and 34.6 million for the year ended December 31, 2009.
2011 Guidance
ACI is guiding on three metrics for calendar year 2011. We currently expect Revenue to achieve a range of $440-450 million, Operating Income of $62-65 million and Operating EBITDA of $98-101 million. We further anticipate sales bookings in the high $400s million during calendar 2011 and expect OFCF to trend higher with Operating EBITDA growth.
-End-
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 750 financial institutions, retailers and processors around the world. The company has a broad, integrated suite of electronic payment software in the market. More than 75 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 150 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
For more information contact:
Tamar Gerber, Vice President, Investor Relations & Financial Communications
ACI Worldwide
+1 646 348 6706
invrel@aciworldwide.com

Non-GAAP Financial Measures —
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with employee-related actions, net after-tax payments associated with IBM IT outsourcing transition and severance, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.
Reconciliation of Operating Free Cash Flow

	Year Ended		Quarter Ended
	December 31,		December 31,
(millions)	2010	2009	2010	2009
Net cash provided by operating activities	$81.3	$44.2	$32.2	$32.8
Net after-tax payments associated with employee- related actions	—	3.2	—	1.3
Net after-tax payments associated with IBM IT Outsourcing
Transition and Severance	0.9	0.3	0.2	—
Less capital expenditures	(13.2)	(10.5)	(2.6)	(3.4)

Less alliance technical enablement expenditures	(6.2)	(6.9)	(1.8)	(0.9)

Operating Free Cash Flow	$62.8	$30.3	$28.0	$29.8

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

ACI also includes Operating EBITDA, which is defined as operating income plus depreciation, amortization and non-cash compensation. Operating EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Operating EBITDA should be considered in addition to, rather than as a substitute for, operating income.
Operating EBITDA

	Year Ended		Quarter Ended
	December 31,		December 31,
(millions)	2010	2009	2010	2009
Operating income	$53.6	$41.6	$42.8	$35.0
Depreciation expense	6.7	6.3	1.6	1.6
Amortization expense	19.7	17.4	5.0	4.7
Non-cash compensation expense	7.8	7.6	2.3	1.0

Operating EBIDTA	$87.8	$72.9	$51.7	$42.3

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to continued growth of our 60-month committed and renewable client bookings, (ii) our belief that 2011 will be another good year characterized by continued progress on global account deals, better products with faster and improved services implementations, and more incremental growth in profitability and EBITDA margin, (iii) our 12-month and 60-month backlog estimates and assumptions, (iv) expectations and assumptions regarding 2011 financial guidance related to revenue, operating income and operating EBITDA; and (v) expectations and assumptions related to other factors impacting our 2011 guidance, including sales and operating free cash flow during 2011.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, the maturation of our current credit facility, the restatement of our financial statements, consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$171,310	$125,917
Billed receivables, net of allowances of $5,738 and $2,732, respectively	77,773	98,915
Accrued receivables	9,578	9,468
Deferred income taxes, net	12,317	17,459
Prepaid expenses	13,369	12,079
Other current assets	10,462	10,224

Total current assets	294,809	274,062

Property and equipment, net	18,539	17,570
Software, net	25,366	30,037
Goodwill	203,935	204,850
Other intangible assets, net	20,448	26,906
Deferred income taxes, net	28,143	26,024
Other assets	10,289	10,594

TOTAL ASSETS	$601,529	$590,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,263	$17,591
Accrued employee compensation	26,174	24,492
Deferred revenue	121,936	106,349
Income taxes payable	6,181	10,681
Alliance agreement liability	1,917	10,507
Note payable under credit facility	75,000	—
Accrued and other current liabilities	24,293	25,780

Total current liabilities	270,764	195,400

Deferred revenue	31,045	31,533
Note payable under credit facility	—	75,000
Alliance agreement noncurrent liability	20,667	21,980
Other noncurrent liabilities	23,430	30,067

Total liabilities	345,906	353,980

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2010 and 2009	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at December 31, 2010 and 2009	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,548,752 and 6,784,932 shares outstanding at December 31, 2010 and 2009	(171,676)	(158,652)
Additional paid-in capital	312,947	307,279
Retained earnings	105,289	78,094
Accumulated other comprehensive loss	(15,144)	(14,865)

Total stockholders’ equity	255,623	236,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$601,529	$590,043

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,
	2010	2009
Revenues:
Software license fees	$66,039	$56,868
Maintenance fees	35,414	35,754
Services	26,745	23,724
Software hosting fees	13,043	9,565

Total revenues	141,241	125,911

Expenses:
Cost of software license fees (1)	3,322	3,818
Cost of maintenance, services, and hosting fees (1)	30,981	29,757
Research and development	18,717	18,530
Selling and marketing	19,786	16,269
General and administrative	20,558	17,811
Depreciation and amortization	5,078	4,756

Total expenses	98,442	90,941

Operating income	42,799	34,970

Other income (expense):
Interest income	230	178
Interest expense	(514)	(1,073)
Other, net	(163)	(1,929)

Total other income (expense)	(447)	(2,824)

Income before income taxes	42,352	32,146
Income tax expense	15,254	12,585

Net income	$27,098	$19,561

Income per share information
Weighted average shares outstanding
Basic	33,233	34,011
Diluted	33,722	34,205

Income per share
Basic	$0.82	$0.58
Diluted	$0.80	$0.57

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months
	Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$27,098	$19,561
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	1,544	1,577
Amortization	5,025	4,673
Tax expense of intellectual property shift	550	549
Deferred income taxes	8,988	(2,700)
Stock-based compensation expense	2,335	977
Tax benefit of stock options exercised	(415)	3
Other	451	292
Changes in operating assets and liabilities, net:
Billed and accrued receivables, net	(8,449)	(13,301)
Other current assets	1,178	1,746
Other non-current assets	1,196	423
Accounts payable	5,883	231
Accrued employee compensation	(51)	118
Accrued liabilities	(2,377)	3,217
Current income taxes	6,695	8,847
Deferred revenue	(13,989)	5,007
Other current and noncurrent liabilities	(3,487)	1,570

Net cash flows from operating activities	32,175	32,790

Cash flows from investing activities:
Purchases of property and equipment	(800)	(696)
Purchases of software and distribution rights	(1,834)	(2,672)
Alliance technical enablement expenditures	(1,760)	(932)
Acquisition of businesses, net of cash acquired	—	(6,574)

Net cash flows from investing activities	(4,394)	(10,874)

Cash flows from financing activities:
Proceeds from issuance of common stock	266	278
Proceeds from exercises of stock options	639	267
Excess tax benefit of stock options exercised	(19)	9
Repurchases of restricted stock for tax withholdings	(45)	—
Payments on debt and capital leases	(270)	(305)

Net cash flows from financing activities	571	249

Effect of exchange rate fluctuations on cash	(944)	766

Net increase in cash and cash equivalents	27,408	22,931
Cash and cash equivalents, beginning of period	143,902	102,986

Cash and cash equivalents, end of period	$171,310	$125,917